                                                                   EXHIBIT 99.1

                               MOUNTAIN WEST BANK
                           RESTATED STOCK OPTION PLAN

                                    JULY 1999

                                   Section I.
                               GENERAL PROVISIONS

        1. PURPOSES OF PLAN. The purposes of this Stock Option Plan ("Plan") of MOUNTAIN WEST BANK ("Bank") are to (a) provide the officers, directors, and key employees of the Bank with an opportunity for investment in the Two and 50/100 Dollar ($2.50) par value common shares ("Common Shares"); (b) closely associate the interests of the management of the Bank with the shareholders by reinforcing the relationship between participants' rewards, and shareholder gains; (c) provide management with an equity ownership in the Bank commensurate with the Bank's performance; and (d) provide an incentive to management for continuous employment with the Bank.

        2. EFFECTIVE DATE AND TERMINATION OF PLAN. The effective date of the Plan is April 22, 1994, the date on which the Plan was adopted by the Board of Directors of the Bank, but the Plan is subject to the approval of the shareholders of the Bank. The Plan was timely approved by a majority vote of the shareholders of the Bank. The Plan will terminate on April 21, 2004. No option for the purchase of Common Shares of the Bank shall be granted after the termination date of this Plan.

        3. ADMINISTRATION OF PLAN. The plan shall be administered by a Stock Option Committee of not less than three Directors of the Bank (hereinafter referred to as the "Committee"), appointed by the Board of Directors. Members of the Committee shall serve at the pleasure of the Board of Directors. Vacancies occurring in the membership of the Committee shall be filled by appointment by the Board of Directors. No member of the Committee, while serving as such, shall be eligible to receive any option described under Section II hereunder, although membership on the Committee shall not affect or impair any such member's rights under any option granted to him at a time when he was not a member of the Committee. The Committee shall keep minutes of its meetings. A majority of the Committee shall constitute a quorum thereof and the acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee. The Committee can only issue options as described herein. At no time shall the total number of shares underlying options exceed the amounts indicated in Section II.2 or Section III.1.

        4. NONTRANSFERABILITY OF OPTION. Each option granted under the Plan shall, by its terms, be nontransferable by the optionee except by will or the laws of descent and distribution, and each option shall be exercisable during the optionee's lifetime only by the optionee.

        5. OTHER TERMS OF OPTIONS. Options granted pursuant to the Plan shall contain such other terms, provisions, and conditions not inconsistent herewith as shall be determined by the Committee.

        6. ADJUSTMENTS. In the event of a reorganization, recapitalization, exchange of shares, stock split, spinoff, stock dividend, stock merger, consolidation, or any other change in the corporate structure or shares of capital stock of the Bank, the Committee shall make such adjustment as it deems appropriate in the number and kind of shares subject to the option or the option price; provided, however, that no such adjustment shall give the optionee any additional benefits under the option.

        7. INTERPRETATION. The Board of Directors may make such rules and regulations and establish such procedure for the administration of the Plan as it deems appropriate. In the event of any dispute or disagreements as to the interpretation of this Plan or of any rule, regulation, or procedure, or as to any question, right, or obligation arising from or related to the Plan, the decision of the Board of Directors shall be final and binding upon all persons.

        8. NOTICES. All notices under the Plan shall be in writing and, if to the Bank, shall be delivered to the Treasurer of the Bank or mailed to its principal office, P.O. Box 1059, Coeur d'Alene, Idaho, 83816-1059, addressed to the attention of the Treasurer; and, if to the optionee, shall be delivered personally or mailed to the optionee at the address appearing in the payroll records of the Bank or a subsidiary. Such addresses may be changed at any time by written notice to the other party.

        9. RIGHT TO TERMINATE EMPLOYMENT. Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any participant the right to continue in the employment of the Bank or affect any right which the Bank may have to terminate the employment of such participant.

        10. AMENDMENT OF PLAN. The Committee may, without further action by the shareholders and without receiving further consideration from the participants, amend this Plan or condition or modify awards under this Plan in response to changes in securities, banking, or other laws or rules, regulations, or regulatory interpretations thereof applicable to this Plan. The Committee may at any time and from time to time terminate or modify or amend the Plan in any respect, except that without shareholder approval the Committee may not (a) increase the maximum number of Common Shares which may be issued under the Plan as provided in Paragraph II.2 and III.1 or the number of Common Shares that may be issued to Directors under Paragraph III.1; (b) extend the period during which any award may be granted or exercised; or (c) extend the term of the Plan.

                                   Section II.
                             INCENTIVE STOCK OPTIONS

      1. AWARD OF STOCK OPTIONS. Subject to the provisions of the Plan, the Committee shall determine and designate from time to time those officers and key employees of the Bank, including directors who are full-time officers of the Bank or a subsidiary, to whom one or more "incentive stock options" (intended to qualify as such under the provision of Section 422 of the Internal Revenue Code of 1986, as amended) ("Incentive Stock Options") to purchase for cash the number of Common Shares allotted by the Committee. In determining the eligibility of an individual to receive an Incentive Stock Option, as well as in determining the number of shares to be optioned to any individual, the Committee shall consider the position and responsibilities of the employee being considered, the nature and value to the Bank or a subsidiary of the employee's services and accomplishments, the employee's present and potential contribution to the success of the Bank or its subsidiaries, and such other factors as the Committee may deem relevant. The determinations made by the Committee need not be uniform and may be made by it selectively among person who receive or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated. The grant of each Incentive Stock Option shall be confirmed by a Stock Option Agreement in the form prescribed by the Committee between the Bank and the optionee as promptly as practicable after such grant.

        2. NUMBER OF SHARES SUBJECT TO OPTIONS. The Board of Directors, prior to the time Incentive Stock Options under the Plan become exercisable, shall reserve for the purposes of the Incentive Stock Option Plan a total of eight-four thousand (84,000) of the authorized but unissued Common Shares (or the number and kind of Common Shares or other securities which, in accordance with Paragraph 1.6 hereof, shall be substituted for such shares), provided that any shares as to which an Incentive Stock Option granted under the Plan shall remain unexercised at the expiration thereof may be the subject of the grant of further Incentive Stock Options.

        3. OPTION PRICE. The option price per Common Share shall be determined in each case by the Committee but shall be not less than one hundred percent (100%) of the fair market value thereof on the date the Incentive Stock Option is granted. In the case of an Incentive Stock Option granted to a person then owning more than ten percent (10%) of the voting power of the Bank, considering for this purpose shares of all classes of the Bank's stock, the option price per Common Share as determined by the Committee shall be not less than one hundred ten percent (110%) of the fair market value thereof on the date the Incentive Stock Option is granted. Fair market value shall be determined by the Committee using a reasonable valuation method.

        4. 100,000 LIMITATION. The aggregate fair market value (determined on the date the Incentive Stock Option is granted) of Common Shares subject to an Incentive Stock Option granted to an optionee by the Committee in any calendar year shall not exceed One Hundred Thousand Dollars ($100,000.00).

        5. PERIOD OF OPTION AND WHEN EXERCISABLE. An Incentive Stock Option may be exercised at any time during a period of ten (10) years from the date of grant. Provided, however, no Incentive Stock Option that is granted to an individual who then owns more than ten percent (10%) of the combined voting power of all of the Bank's outstanding shares may be exercised after the expiration of five (5) years from the date the Incentive Stock Option is granted. An option may only be exercised by the optionee during the term of the option, provided that (a) an Incentive Stock Option will terminate ninety (90) days after the date of termination of employment of the optionee with the Bank or a subsidiary, which termination is for any reason (other than death), whether voluntary or involuntary, or whether due to retirement or physical disability; and (b) an Incentive Stock Option will terminate twelve (12) months after the death of an optionee. Following an optionee's death, an Incentive Stock Option may be exercised by the person or persons entitled to do so under the optionee's Will or, if the optionee shall have failed to make testamentary disposition of such Incentive Stock Option or shall have died intestate, by the optionee's legal representative or representatives. Such person, persons, representative, or representatives are hereinafter referred to as the Successors of an optionee. Nothing herein shall be construed as extending the term of any Incentive Stock Option granted hereunder.

      6. EXERCISE BY OPTIONEE AND PAYMENT IN FULL. Subject to the provisions of paragraph II.5, an Incentive Stock Option may be exercised, and payment in full of the Incentive Stock Option price made, by an optionee only by written notice (in the form prescribed by the Committee) to the Bank and specifying the number of shares to be purchased. Such notice shall state that the option price will be paid in full in cash. As soon as practicable after receipt by the Bank of such notice and of payment in full of the option price of all the shares with respect to which an Incentive Stock Option has been exercised, a certificate or certificates representing such shares shall be registered in the name or names specified by the optionee in such notice and shall be delivered to the optionee.

      7. APPLICABILITY OF OTHER PARAGRAPHS. Paragraphs 4, 5 and 6 of Section I shall apply to Incentive Stock Options. Said paragraphs are incorporated by reference in this Section II as though fully set forth herein.

                                  Section III.
                               DIRECTORS' OPTIONS

      1. OPTIONS GRANTED TO DIRECTORS. The options granted to Directors hereunder shall be referred to as "Directors' Options." The Board of Directors, prior to the time the Directors' Options become exercisable, shall reserve for the purposes of the Directors' Options a total of thirty-six thousand (36,000) of the authorized by unissued Common Shares (or the number and kind of Common Shares or other securities which, in accordance with paragraph 1.6 hereof, shall be substituted for such shares), provided that any shares as to which a Directors' Option shall remain unexercised at the expiration thereof may be the subject of the grant of further Directors' Options.

               The exact number of Common Shares subject to options granted to Directors thereafter shall be determined by the Committee, but in no event shall a Director be granted options representing more than four thousand (4,000) shares in total, subject to adjustment in accordance with the provisions of paragraph 1.6. Directors who are full-time officers of the Bank shall not be eligible to receive Directors' Options.

      2. TERM OF OPTIONS. The Directors' Options shall have a term of up to ten
(10) years from the date of grant hereof, with the exact term determined by the Committee. The Directors' Options may be exercised by the optionee during the term of the Option provided that (a) a Directors' Option will terminate ninety
(90) days after the date the Optionee ceases to be a director of the Bank for any reason, other than death, and (b) a Directors' Option will terminate twelve
(12) months after the death of an optionee. Following the death of an optionee, a Directors' Option may be exercised by the optionee's estate, or by a person who acquires the right to exercise the Directors' Option by bequest or inheritance or by reason of the death of the optionee, provided that such exercise occurs with the remaining effective term of the option and one year after the optionee's death.

      3. STOCK OPTION PRICE. The option price for Common Shares underlying Directors' Options shall be determined in each case by the Committee but shall be not less than one hundred percent (100%) of the fair market value thereof on the date the option is granted.

      4. STOCK OPTION AGREEMENT. The grant of a Directors' Option shall be evidenced by a written Stock Option Agreement in such form as the Committee may from time to time determine and which complies with the requirements of this Plan.

      5. APPLICABILITY OF OTHER PARAGRAPHS. Paragraphs 4, 5 and 6 of Section I shall apply to Directors' Options. Said Paragraphs are incorporated by reference in this Section III as though fully set forth herein.

As amended July 15,1999